Filed pursuant to Rule 433

Registration No. 333-216541

(To Prospectus dated March 13, 2017 and

Preliminary Prospectus Supplement dated

September 28, 2017)

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the Ontario Securities Commission. A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors and tax consequences relating to the securities offered, before making an investment decision. Investing in the Notes involves risks. See the “Risk Factors” sections of the Prospectus Supplement and the accompanying Short Form Base Shelf Prospectus.

CANADIAN IMPERIAL BANK OF COMMERCE

US$1,250,000,000 2.100% Senior Notes due 2020

US$500,000,000 Floating Rate Senior Notes due 2020

Pricing Term Sheet

September 28, 2017

Issuer:	Canadian Imperial Bank of Commerce (the “Bank”)

Pricing Date:	September 28, 2017

Settlement Date:	October 5, 2017 (T+5)

Expected Ratings*:	A1/A+/AA- (Negative/Stable/Stable) (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. CIBC World Markets Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC UBS Securities LLC

2.100% Senior Notes due 2020

Aggregate Principal Amount Offered:	US$1,250,000,000

Coupon (Interest Rate):	2.100%

Maturity Date:	October 5, 2020

Benchmark Treasury:	1.375% due September 15, 2020

Benchmark Treasury Price / Yield:	99-13 1⁄4 / 1.578%

Spread to Benchmark Treasury:	+55 basis points

Yield to Maturity:	2.128%

Price to Public:	99.919% of the principal amount

Interest Payment Dates:	April 5 and October 5 of each year, commencing on April 5, 2018

CUSIP/ISIN:	136069 VX6 / US136069VX63

Floating Rate Senior Notes due 2020

Aggregate Principal Amount Offered:	US$500,000,000

Maturity Date:	October 5, 2020

Price to Public:	100.000%

Interest Rate:	Three-month USD LIBOR + 0.31%

Interest Payment Dates:	January 5, April 5, July 5 and October 5 of each year, commencing on January 5, 2018

CUSIP/ISIN:	136069 VY4 / US136069VY47

*Ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization.

The Bank has filed a registration statement (File No. 333-216541) (including a short form base shelf prospectus dated March 13, 2017) and a preliminary prospectus supplement dated September 28, 2017 (including the base shelf prospectus, the Prospectus) with the U.S. Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Barclays Capital Inc. toll-free at (888) 603-5847; BNP Paribas Securities Corp. toll-free at (800) 854-5674; CIBC World Markets Corp. toll-free at (800) 282-0822; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

We expect that delivery of the Notes will be made against payment therefor on or about October 5, 2017, which is five business days following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade their Notes on any date prior to two business days before delivery should consult their own advisor.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimer or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.

2